Exhibit 10.29
FY12 Long Term Incentive Plan
(LTIP)
This Long Term Incentive Plan (“LTIP”) of Symantec Corporation (“Symantec” or the “Company”) is effective as of April 2, 2011. The Board of Directors reserves the right to alter or cancel all or any portion of the LTIP for any reason at any time.

FY12 Long Term Incentive Plan

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals and ensure retention of key executives of the Company.

Amount:	LTIP target cash payments (“LTIP Payments”) will be determined and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), with input from the CEO and Chairman of the Board. LTIP Payments will be determined and paid based on the actual achievement of the performance metric set forth below against the target performance metric under the LTIP for the Company’s fiscal year ending March 30, 2012 in which Target LTIP Awards are granted under this LTIP (the “(Performance Period”). All LTIP Payments will be subject to the Company’s collection of applicable payroll taxes and withholdings, and the Participant will only receive the net amount remaining after such taxes and withholdings have been collected.

Eligibility:	Participants shall be at levels of senior vice president or above, and shall be recommended for eligibility by the CEO and the Chairman of the Board and approved by the Committee prior to the end of the Performance Period (individually, a “Participant” and, collectively, the “Participants”). Participants must be in an eligible position for at least 60 days before the end of the Performance Period. Employees hired or promoted into an eligible position with less than 60 days remaining in the Performance Period will not be eligible for an LTIP Payment. The calculation of the LTIP Payment for a Participant that becomes eligible during the Performance Period will be pro-rated based on the number of days the Participant is in an eligible position during the Performance Period.

Service Requirement:	The long-term incentive will be measured at the end of the Performance Period. However, no Participant shall earn or accrue any right to the long-term incentive based on the level of performance metric attained for the Performance Period unless that individual remains in the continuous active employ of the Company (or any majority or greater owned subsidiary) through the last day of the second (2nd) fiscal year following the end of the Performance Period (the Requisite Service Period”). Upon the completion of the Requisite Service Period, the incentive bonus earned on the basis of both the attained performance metric and the completed service period will be paid (the “Payment Date”). However, any payment due under this LTIP is at the sole discretion of the Committee. A Participant (or any majority or greater owned subsidiary) terminates for any reason before his or her completion of the Requisite Service Period will not be eligible to receive the LTIP Payment or any prorated portion thereof, except to the limited extent set forth below.

Performance Metric:	The Company’s Operating Cash Flow achievement for the Performance Period against target Operating Cash Flow for the Performance Period will be used to determine the eligibility for an LTIP Payment. “Operating Cash Flow” is determined based on the Company’s budgeted cash flow and is equal to the operating cash flow that is communicated to public investors via filings with the Securities and Exchange Commission[.], but Operating Cash Flow metric for the Performance Period shall in all events be established within the first ninety (90) days of the Performance Period.

Achievement Schedule:	A 100% LTIP Payment will be paid to the Participant who completes the Requisite Service Period if 100% of budgeted Operating Cash Flow is attained with respect to the Performance Period (the “Target LTIP Award”). The Target LTIP Awards shall be set forth on a schedule approved by the Committee within 90 days of the beginning of the

Performance Period. A Participant who completes the Requisite Service Period is eligible for 25% of the Target LTIP Award if at least 85% of budgeted Operating Cash Flow is attained with respect to the Performance Period and for 200% of the Target LTIP Award if at least 120% of budgeted Operating Cash Flow is attained with respect to the Performance Period. Achievement of budgeted Operating Cash Flow between 85% and 200% will be prorated. Achievement of budgeted Operating Cash Flow shall be certified by the Committee (“Certification”) following the end of the Performance Period and prior to the Payment Date or any alternative date of payment.

Death Disability Involuntary Termination:	If a Participant’s employment with the Company (or any majority or greater owned subsidiary) terminates by reason of death, total and permanent disability or an involuntary termination other than for cause (as defined below) after the last day of the Performance Period but prior to the completion of the Requisite Service Period, then that Participant shall be entitled to payment of a prorated portion of the LTIP Payment that would have otherwise been payable to the Participant based on the actual level at which the Operating Cash Flow performance metric is attained, had he or she completed the Requisite Service Period (the “Base Amount”). The prorated portion shall be calculated by multiplying the Base Amount by a fraction, the numerator of which is the number of calendar months rounded up to the next whole month) the Participant was in the employ of the Company (or any majority or greater owned subsidiary) during the period commencing with the start of the Performance Period and ending with his or her termination date, and the denominator of which is thirty-six (36) months. Such prorated amount shall be paid to the Participant on his or her termination date or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following such termination date. In no event, however, will any prorated LTIP Payment be made to the Participant if the applicable Operating Cash Flow performance metric is not attained at a level at or above the 85% threshold level or if the Participant voluntarily leaves the employ of the Company (or any majority or greater owned subsidiary) prior to the completion of the Requisite Service Period.

For purposes of the foregoing, an individual will be deemed to have been involuntarily terminated for cause, and thus ineligible for any prorated LTIP Payment if such individual is discharged or dismissed from employment for one or more of the following reasons or actions:

(i) gross negligence or willful misconduct in the performance of duties to the Company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the individual has not substantially performed his/her duties and provides the individual with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company or its affiliates; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company.

Leave of Absence:	In the event a Participant takes a leave of absence from the Company after the end of the Performance Period but prior to the completion of the Requisite Service Period, the type of leave and time away from the Company may be taken into consideration as the basis for a prorated LTIP Payment determined in the sole discretion of the Committee, with any such prorated LTIP Payment to be based on such Participant’s period of active employment during the period commencing with the start of the Performance Period and ending with the last day of the Requisite Service Period, but excluding the period of such leave of absence. Any such prorated amount shall be paid to the Participant on the Payment Date or such earlier date as may be necessary to avoid a deferred compensation arrangement under Section 409A of the Internal Revenue Code. In no event, however, will any such prorated LTIP payment be made to the Participant if the applicable Operating Cash Flow performance metric is not attained at a level at or above the 85% threshold level.

Exchange Rates:	Neither LTIP Payments nor Operating Cash Flow will be adjusted for any fluctuating currency exchange rates.

Adjustments:	In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the Operating Cash Flow, such as an acquisition or purchase of products or technology, the Committee may at its discretion adjust the Operating Cash Flow to reflect the potential impact upon the Company’s financial performance consistent with generally accepted accounting principals and Accounting Principles Board Opinion No. 30.

Change of Control:	In the event of a Change of Control of the Company (as defined in the Company’s Executive Retention Plan) (i) all unpaid LTIP Payments for the Performance Period (where the Performance Period has been completed and Certification has occurred prior to the Change of Control) and (ii) all Target LTIP Awards for the Performance Period (where the Performance Period has not been completed and Certification has not occurred prior to the Change of Control) whether or not 100% budgeted Operating Cash Flow has been attained for such Performance Period, shall be paid in full on the Change of Control.

LTIP Provisions:	This LTIP is adopted under the Symantec Senior Executive Incentive Plan as amended and restated as of September 22, 2008 and approved by Symantec’s stockholders on September 22, 2008.

Participation in the LTIP does not guarantee participation in other or future incentive plans. LTIP structures and participation will be determined on a year-to-year basis.

The Company’s Board of Directors reserves the right to alter or cancel all or any portion of the LTIP for any reason at any time. The LTIP shall be administered by the Committee and the Committee shall have all powers and discretion necessary or appropriate to administer and interpret the LTIP.

The Company’s Board of Directors reserves the right to modify or amend this LTIP or a Target LTIP Award under this LTIP with regard to Company performance in light of events outside the control of management and/or Participant.

Section 409A:	The payment provisions are designed to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code. Accordingly, for Participants who complete the Requisite Service Period requirement, the Payment Date shall occur within two and one-half (2 1/2) months following the completion of the Requisite Service Period. For Participants who become entitled to a prorated LTIP Payment upon the termination of their employment by reason of death, disability or involuntary termination other than for cause, the payment will be made within two and one-half (2 1/2) months following their termination date. LTIP Payments shall be payable solely from the general assets of the Company.

Restatement of	If the Company’s financial statements are the subject of a restatement due to error or

Financial Results:	misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the LTIP to Participants for the Performance Period covered by such financial statements. For purposes of this LTIP, excess incentive cash compensation means the positive difference, if any, between (i) the LTIP Payment paid to each Participant and (ii) the LTIP Payment that would have been made to that Participant had the Operating Cash Flow performance metric been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participant an additional LTIP Payment should the restated financial statements result in a higher LTIP Payment.

No Employment Rights:	A Participant’s employment with the Company shall be as an “at will” employee. Nothing in the LTIP shall either confer upon any Participant the right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company to discharge or change the terms of employment (or of any employment agreement) of any Participant at any time for any reason whatsoever, with or without cause.

Governing Law:	This LTIP shall be governed by the laws of the State of California.